Speedemissions, Inc.

SALE OF SENIOR CONVERTIBLE NOTES

SUMMARY OF TERMS

Issuer:	**Speedemissions, Inc.** (the "Company").
Amount of Financing:	Up to $150,000.00
Type of Security:	Senior Convertible Notes (the "Convertible Notes") convertible under the terms outlined below into shares of the Company's Common Stock (the "Common Stock").
Closing Date:	On or before May 12, 2005, unless extended by the Company.
Interest:	Ten percent (10%), payable in cash or stock, at the company's option.
Term:	Twenty four (24) months from the date of Closing. Interest payments commencing in the 12th month.
Conversion:	The Noteholder shall have the right to convert the Convertible Notes into the Company's common stock at any time at the Conversion Price.
Conversion Price:	The Convertible Notes shall be convertible into Common Stock of the Company at $0.20 per common share.
Liquidation Preference:	In the event of any liquidation or winding up of the Company, the holders of the Convertible Notes shall be entitled to receive, on a pari passu basis, and in preference to the holders of any Preferred or Common Stock, an amount equal to 1.5 times of the Convertible Notes outstanding, inclusive of any unpaid interest payments, if any, (the "Liquidation Preference"). Immediately prior to a Liquidation Event, a Noteholder may convert any of the Convertible Notes held by such Noteholder into shares of Common Stock. A merger, consolidation, share exchange, acquisition, reorganization, declaration of bankruptcy, sale of voting control or sale of substantially all of the assets of the Company in which the current shareholders of the Company do not own at least 51% of the outstanding shares of the surviving corporation at a valuation less than the Conversion Price shall be deemed to be a Liquidation Event.

Automatic Conversion:	The Convertible Notes shall be automatically converted into the Company's common shares at the Conversion Price at such time as the Company's common stock trades at a minimum of $3.00 per share for a minimum of five consecutive trading days.
Warrant Coverage:	Noteholders will receive a five year warrant to purchase shares of Common Stock in an amount equal to 20% of their original investment (150,000 warrants if fully subscribed) at an exercise price of $0.25.
Anti-dilution Provisions:	The Conversion Price of the Convertible Notes will be subject to a broad based, weighted average adjustment (based on all outstanding shares of Preferred and Common Stock, as well as outstanding and reserved options) to reduce dilution in the event that the Company issues additional equity securities or warrants approved by the Board of Directors at a purchase price less than the Conversion Price, as determined by the Board. The Conversion Price will also be subject to proportional adjustment for stock splits, stock dividends, combinations of shares, recapitalizations and the like.
Redemption:	Upon thirty (30) business days notice to the Noteholders, the Company shall have the right to redeem the Convertible Notes at any time together with any interest due yet unpaid at the time.
Information Rights:	So long as the Convertible Notes remain outstanding, the Company shall deliver to the Noteholders audited annual and unaudited quarterly financial statements.
Registration Rights:	Registrable Securities shall include Common Stock issuable or issued upon conversion of the Convertible Notes. The Company agrees to provide the common shares issued upon conversion of the Convertible Notes with one demand registration right six months following a Qualified IPO or within six months following the trading of the Company's common shares on a public exchange. However, if requested by the Company and its underwriters, no investor will sell common shares for a specified period following the effective date of the Company's public offering; provided that all officers, directors and all other existing shareholders are similarly bound. <u>Expenses</u>: The Company shall bear registration expenses (exclusive of underwriting discounts and commissions) of any initial, S-1 or S-3 registration.

This letter should not be construed as a binding agreement. This letter is only intended to provide a basis for completing a definitive note and security agreement. A binding commitment will only be made upon execution of a definitive note and security agreement and related documentation prepared by the Company counsel and mutually acceptable to the Board of Directors of the Company and the Noteholders, and only after the conditions precedent set forth therein have been completed to the satisfaction of the Noteholders.

As of this 8th day of May, the undersigned hereby acknowledge that the terms of this letter are acceptable as a basis for negotiating an investment by the Noteholders in the Company.

Speedemissions, Inc.

Richard Parlontieri, CEO

By: Richard Parlontieri

Larry Cobb, CFO

By: ______________________________

Convertible Note Investor

By: ______________________________
Investor, Pamplona Capital, Inc.